Exhibit 10.2

July 8, 2025

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55402

Attention: Rob Phythian

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to (i) that certain Securities Purchase Agreement, dated as of May 26, 2025 (the “Purchase Agreement”), by and between the Company and the Placement Agent, entered into in connection with the Company’s private placement pursuant to the Purchase Agreement and other securities purchase agreements with certain institutional investors (collectively, with the Purchase Agreement, the “Purchase Agreements”) pursuant to which the Company sold Common Stock and Pre-Funded Warrants for gross proceeds of approximately $425 million (the “Private Placement”) and (ii) the Placement Agent Warrants issued pursuant to the Placement Agency Agreement entered into by the Company and the Placement Agent on May 26, 2025 (the “Placement Agent Warrants”). Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 4.9 of the Purchase Agreement, the Company agreed to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to Purchase Agreement, Warrant Shares pursuant to any exercise of the Warrants, Placement Agent Warrant Shares pursuant to the exercise of the Placement Agent Warrants and Strategic Advisor Warrant Shares pursuant to Strategic Advisor Warrants (the “SPA Reserve Provision”).

The Placement Agent hereby waives the SPA Share Reserve Provision such that the Company may reserve for issuance under the ATM Facility any of the authorized shares of Common Stock that would otherwise be reserved for issuance under the Placement Agent Warrants, with the understanding that (i) the Company may issue such shares pursuant to the ATM Facility at any time from and after the date hereof and before the date that the Company receives the requisite stockholder approval (the “Stockholder Approval”) to increase the Company’s authorized shares (the “Permitted ATM Sales”), and (ii) following the receipt of the Stockholder Approval with respect to the authorized share increase, the Company shall reserve the shares underlying the Placement Agent Warrants. The Company will also make good faith efforts to obtain the Stockholder Approval in a reasonable time frame.

The Placement Agent also hereby consents to the Company disclosing this letter agreement in its SEC Reports.

In connection with the foregoing, the Placement Agent represents and warrants to the Company that the Placement Agent (a) is the sole owner of, and has good and lawful title to, the Placement Agent Warrants free of any lien or encumbrance, except for restrictive legends relating to compliance with the Securities Act and (b) has all requisite authority to enter into this agreement and perform its obligations hereunder. The Placement Agent further acknowledges and agrees that the Placement Agent Warrants may not be sold, transferred, pledged or assigned unless, in addition to the other procedures set forth in the Placement Agent Warrants, the recipient of the Placement Agent Warrants agrees in writing to be subject to all of the terms and conditions of this letter agreement as if it were an original party hereto.

The Company acknowledges and agrees that, except for the waivers, consents and agreements set forth above, the surviving obligations under the Placement Agent Warrants and the Purchase Agreement remain unmodified and in full force and effect.

[Signature Pages Follows]

Very truly yours,

A.G.P./ALLIANCE GLOBAL PARTNERS

By:	/s/ Tom Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Signature Page to Letter Agreement

Acknowledged and accepted:

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chairman and Chief Executive Officer

Signature Page to Letter Agreement